                                                                   EXHIBIT 10.12


                          THE WILLIAMS COMPANIES, INC.

                      CHANGE IN CONTROL SEVERANCE AGREEMENT

                              (TIER ONE EXECUTIVES)

                                TABLE OF CONTENTS

ARTICLE I. Definitions.....................................................1

   1.1   "Accrued Annual Bonus"............................................1
   1.2   "Accrued Base Salary".............................................1
   1.3   "Accrued Obligations".............................................1
   1.4   "Affiliate".......................................................1
   1.5   "Agreement Date"..................................................2
   1.6   "Agreement Term"..................................................2
   1.7   "Annual Bonus"....................................................2
   1.8   "Article" ........................................................2
   1.9   "Base Salary".....................................................2
   1.10     "Beneficial Owner".............................................2
   1.11     "Beneficiary"..................................................2
   1.12     "Board"........................................................2
   1.13     "Cause"........................................................2
   1.14     "Cause Determination"..........................................3
   1.15     "Change Date"..................................................3
   1.16     "Change in Control"............................................3
   1.17     "Code".........................................................4
   1.18     "Competitive Business".........................................4
   1.19     "Confidential Information".....................................5
   1.20     "Consummation Date"............................................5
   1.21     "Disability"...................................................6
   1.22     "Disability Effective Date"....................................6
   1.23     "Employer".....................................................6
   1.24     "ERISA"........................................................6
   1.25     "Exchange Act".................................................6
   1.26     "Good Reason"..................................................6
   1.27     "Gross-Up Payment".............................................8
   1.28     "including"....................................................8
   1.29     "IRS"..........................................................8
   1.30     "Legal and Other Expenses".....................................8
   1.31     "Lump Sum Value"...............................................8
   1.32     "Merger of Equals".............................................8
   1.33     "Merger of Equals Cessation Date"..............................9
   1.34     "Merger of Equals Cessation Notice"............................9
   1.35     "Non-Qualified Plan"...........................................9
   1.36     "Notice of Consideration"......................................9
   1.37     "Notice of Termination"........................................9
   1.38     "Person"......................................................10
   1.39     "Post-Change Period"..........................................10
   1.40     "Post-Merger of Equals Period"................................10
   1.41     "Potential Parachute Payment".................................10
   1.42     "Pro-rata Annual Bonus".......................................10
   1.43     "Reorganization Transaction"..................................10

   1.44     "Restricted Shares"...........................................10
   1.45     "SEC".........................................................10
   1.46     "Section".....................................................10
   1.47     "SERP"........................................................10
   1.48     "Stock Options"...............................................10
   1.49     "Subsidiary" .................................................10
   1.50     "Surviving Corporation".......................................10
   1.51     "Target Annual Bonus".........................................10
   1.52     "Taxes".......................................................11
   1.53     "Termination Date"............................................11
   1.54     "Termination of Employment"...................................11
   1.55     "Voting Securities"...........................................12
   1.56     "Williams"....................................................12
   1.57     "Williams Incumbent Directors"................................12
   1.58     "Williams Parties"............................................12
   1.59     "Work Product"................................................12

ARTICLE II. Williams' Obligations Upon Termination of Employment..........12
   2.1   If by Executive for Good Reason or by an Employer
          Other Than for Cause or Disability..............................12
   2.2   If by the Employer for Cause.....................................15
   2.3   If by a Participant Other Than for Good Reason...................17
   2.4   If by Death or Disability........................................17
   2.5   Waiver and Release...............................................17
   2.6   Breach of Covenants..............................................17

ARTICLE III. Certain Additional Payments by Williams......................18
   3.1   Gross-Up Payment.................................................18
   3.2   Gross-Up Payment.................................................18
   3.3   Limitation on Gross-Up Payments..................................18
   3.4   Additional Gross-up Amounts......................................18
   3.5   Amount Increased or Contested....................................19
   3.6   Refunds..........................................................21

ARTICLE IV. Expenses and Interest.........................................21
   4.1   Legal and Other Expenses.........................................21
   4.2   Interest.........................................................21

ARTICLE V. No Set-off or Mitigation.......................................22
   5.1   No Set-off by Williams...........................................22
   5.2   No Mitigation....................................................22

ARTICLE VI. Restrictive Covenants.........................................22
   6.1   Confidential Information.........................................22
   6.2   Non-Competition..................................................23
   6.3   Non-Solicitation.................................................23

   6.4   Intellectual Property............................................24
   6.5   Non-Disparagement................................................25
   6.6   Reasonableness of Restrictive Covenants..........................25
   6.7   Right to Injunction: Survival of Undertakings....................25

ARTICLE VII. Non-Exclusivity of Rights....................................26
   7.1   Waiver of Certain Other Rights...................................26
   7.2   Other Rights.....................................................26
   7.3   No Right to Continued Employment.................................27

ARTICLE VIII. Claims Procedures...........................................27
   8.1   Filing a Claim...................................................27
   8.2   Review of Claim Denial...........................................27

ARTICLE IX. Miscellaneous.................................................27
   9.1   No Assignability.................................................27
   9.2   Successors.......................................................28
   9.3   Payments to Beneficiary..........................................28
   9.4   Non-Alienation of Benefits.......................................28
   9.5   Severability.....................................................28
   9.6   Amendments.......................................................28
   9.7   Notices..........................................................28
   9.8   Joint and Several Liability......................................29
   9.9   Counterparts.....................................................29
   9.10     Governing Law.................................................29
   9.11     Captions......................................................29
   9.12     Number and Gender.............................................29
   9.13     Tax Withholding...............................................29
   9.14     No Rights Prior to Change Date................................29
   9.15     Entire Agreement..............................................30

                          THE WILLIAMS COMPANIES, INC.
                      CHANGE-IN-CONTROL SEVERANCE AGREEMENT


         THIS AGREEMENT dated as of (Effective_Date), (the "Agreement Date") is made by and between The Williams Companies, Inc., a corporation incorporated under the laws of the State of Delaware (together with successors thereto, "Williams"), and (Name) ("Executive").

                                    RECITALS

         The Board of Directors of Williams (the "Board") has determined that it is in the best interests of Williams and its shareholders to encourage and motivate the Executive to devote his full attention to the performance of his assigned duties without the distraction of concerns regarding his involuntary or constructive termination of employment due to a Change in Control of Williams. The Executive is employed by Williams or a Subsidiary and may from time to time be employed by one or more Subsidiaries. Williams and its Subsidiaries believe that it is in the best interest of the Executive, their customers, the communities they serve, and the stockholders of Williams to provide financial assistance through severance payments and other benefits to Executive if Executive is involuntarily or constructively terminated upon or within a certain period after a Change in Control. This Agreement is intended to accomplish these objectives.

         This Agreement supersedes and replaces all other written or oral exchanges, agreements, understandings, or arrangements between or among Executive and Williams and/or the Subsidiary entered into prior to the date hereof and relating to severance or benefits in relation to a Change in Control, including, but not limited to the Williams Companies, Inc. Change in Control Severance Protection Plan as effective January 1, 1990 and amended and restated June 1, 1999.

                                   ARTICLE I.

                                   DEFINITIONS

         As used in this Agreement, the terms specified below shall have the following meanings:

         1.1 "Accrued Annual Bonus" means the amount of any Annual Bonus earned but not yet paid as of the Termination Date, other than amounts Executive has elected to defer.

         1.2 "Accrued Base Salary" means the amount of Executive's Base Salary that is accrued but not yet paid as of the Termination Date, other than amounts Executive has elected to defer.

         1.3 "Accrued Obligations" means, as of any date, the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, any accrued but unpaid paid time off, and any other amounts and benefits which are then due to be paid or provided to Executive by Williams (other than pursuant to Section 2.1(a)(iii)(A) and (B)), but have not yet been paid or provided (as applicable).

         1.4 "Affiliate" means any Person (including a Subsidiary) that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with Williams. For purposes of this definition the term "control" with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise.

         1.5 "Agreement Date" -- see the introductory paragraph of this Agreement.

         1.6 "Agreement Term" means the period commencing on the Agreement Date and ending on the second anniversary of the Agreement Date or, if later, such later date to which the Agreement Term is extended under the following sentence, unless earlier terminated as provided herein. Commencing on the first anniversary of the Agreement Date, the Agreement Term shall automatically be extended each day by one day to create a new two-year term until, at any time after the first anniversary of the Agreement Date, Williams delivers written notice (an "Expiration Notice") to Executive that the Agreement shall expire on a date specified in the Expiration Notice (the "Expiration Date") that is not less than 12 months after the date the Expiration Notice is delivered to Executive; provided, however, that if a Change Date, or Merger of Equals occurs before the Expiration Date specified in the Expiration Notice, then such Expiration Notice shall be void and of no further effect. Notwithstanding anything herein to the contrary, the Agreement Term shall end at the end of the Severance Period (as defined in Section 2.1(c))if applicable, or if there is no Severance Period, the earliest of the following: (a) the second anniversary of the Change Date, or (b) the Termination Date.

         1.7 "Annual Bonus" means the opportunity to receive payment of a cash annual incentive.

         1.8 "Article" means an article of this Agreement.

         1.9 "Base Salary" means annual base salary in effect on the Termination Date, disregarding any reduction that would qualify as Good Reason.

         1.10 "Beneficial Owner" means such term as defined in Rule 13d-3 of the SEC under the Exchange Act.

         1.11 "Beneficiary" -- see Section 9.3.

         1.12 "Board" means the Board of Directors of Williams or, from and after the Change Date that gives rise to a Surviving Corporation, the Board of Directors of such Surviving Corporation.

         1.13 "Cause" means any one or more of the following:

         (a) Executive's conviction of or plea of nolo contendere to a felony or other crime involving fraud, dishonesty or moral turpitude;

         (b) Executive's willful or reckless material misconduct in the performance of his duties which results in an adverse effect on Williams, the Subsidiary or an Affiliate;

         (c) Executive's willful or reckless violation or disregard of the code of business conduct;

         (d) Executive's material willful or reckless violation or disregard of a Williams or Subsidiary policy; or

         (e) Executive's habitual or gross neglect of duties;

provided, however, that for purposes of clauses (b) and (e), Cause shall not include any one or more of the following:

                  (i) bad judgment or negligence, other than Executive's habitual neglect of duties or gross negligence;

                  (ii) any act or omission believed by Executive in good faith to have been in or not opposed to the interest of Williams, the Subsidiary or an Affiliate (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled);

                  (iii) any act or omission with respect to which a determination could properly have been made by the Board that Executive had satisfied the applicable standard of conduct for indemnification or reimbursement under Williams' by-laws, any applicable indemnification agreement, or applicable law, in each case as in effect at the time of such act or omission; or

                  (iv) during a Post-Change Period other than a Post-Merger of Equals Period, failure to meet performance goals, objectives or measures following good faith efforts to meet such goals, objectives or measures; and

further provided that, for purposes of clauses (b) through (e), if an act, or a failure to act, which was done, or omitted to be done, by Executive in good faith and with a reasonable belief that Executive's act, or failure to act, was in the best interests of Williams, the Subsidiary or an Affiliate or was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within 10 days after Executive is given written notice of such breach that specifically refers to this Section, Executive cures such breach to the fullest extent that it is curable.

         1.14 "Cause Determination" --see Section 2.2(b)(iv)

         1.15 "Change Date" means the date on which a Change in Control first occurs during the Agreement Term.

         1.16 "Change in Control" means, except as otherwise provided below, the occurrence of any one or more of the following during the Agreement Term:

         (a) any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than an Affiliate of Williams or any employee benefit plan (or any related trust) sponsored or maintained by Williams or any of its Affiliates (a "Related Party"), becomes the Beneficial Owner of 20% or more of the common stock of Williams or of Voting Securities representing 20% or more of the combined voting power of all Voting Securities of Williams, except that no Change in Control shall be deemed to have occurred solely by reason of such beneficial ownership by a Person (a "Similarly Owned Company") with respect to which both more than 75% of the common stock of such Person and Voting Securities representing more than 75% of the combined voting power of the Voting Securities of such Person are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and Voting Securities of Williams immediately before such acquisition, in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of Williams, as the case may be; or

         (b) Williams Incumbent Directors (determined using the Agreement Date as the baseline date) cease for any reason to constitute at least a majority of the directors of Williams then serving; or

         (c) consummation of a merger, reorganization, recapitalization, consolidation, or similar transaction (any of the foregoing, a "Reorganization Transaction"), other than a Reorganization Transaction that results in the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of Williams immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners, of both at least 65% of the then-outstanding common stock of the Surviving Corporation and Voting Securities representing at least 65% of the combined voting power of the then-outstanding Voting Securities of the Surviving Corporation, in substantially the same respective proportions as such Persons' ownership of the common stock and Voting Securities of Williams immediately before such Reorganization Transaction; or

         (d) approval by the stockholders of Williams of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of Williams or a plan of complete liquidation of Williams, other than any such transaction that would result in (i) a Related Party owning or acquiring more than 50% of the assets owned by Williams immediately prior to the transaction or (ii) the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of Williams immediately before such transaction becoming, immediately after the consummation of such transaction, the direct or indirect owners, of more than 50% of the assets owned by Williams immediately prior to the transaction.

Notwithstanding the occurrence of any of the foregoing events, a Change in Control shall not occur with respect to Executive if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control.

         1.17 "Code" means the Internal Revenue Code of 1986, as amended.

         1.18 "Competitive Business" means, as of any date, any energy business and any individual or entity (and any branch, office, or operation thereof) which engages in, or proposes to engage in (with Executive's assistance) any of the following in which the Executive has been engaged in the twelve (12) months preceding the Termination Date (i) the harnessing, production, transmission, distribution, marketing or sale of oil, gas or other energy product or the transmission or distribution thereof through pipelines, wire or cable or similar medium (ii) any other business actively engaged in by Williams which represents for any calendar year or is projected by Williams (as reflected in a business plan adopted by Williams before Executive's Termination Date) to yield during any year during the first three-fiscal year period commencing on or after Executive's Termination Date, more than 5% of the gross revenue of Williams, and, in either case, which is located (x) anywhere in the United States, or (y) anywhere outside of the United States where Williams is then engaged in, or proposes as of the Termination Date to engage in to the knowledge of the Executive, any of such activities.

         1.19 "Confidential Information" means any information, ideas, processes, methods, designs, devices, inventions, data, techniques, models and other information developed or used by Williams or any Affiliate and not generally known in the relevant trade or industry relating to Williams' or its Affiliates' products, services, businesses, operations, employees, customers or suppliers, whether in tangible or intangible form, which gives Williams and its Affiliates a competitive advantage in the harnessing, production, transmission, distribution, marketing or sale of oil, gas or other energy or the transmission or distribution thereof through pipelines, wire or cable or similar medium or in the energy services or energy trading industry and other businesses in which Williams or an Affiliate is engaged, or of third parties which Williams or Affiliate is obligated to keep confidential, or which was learned, discovered, developed, conceived, originated or prepared during or as a result of Executive's performance of any services on behalf of Williams or any Affiliate, and which falls within any of the following general categories:

         (a) information relating to trade secrets of Williams or any Affiliate or any customer or supplier of Williams or any Affiliate;

         (b) information relating to existing or contemplated products, services, technology, designs, processes, formulae, algorithms, research or product developments of Williams or any Affiliate or any customer or supplier of Williams or any Affiliate;

         (c) information relating to business plans or strategies, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, supplier information of Williams or any Affiliate or any customer or supplier of Williams or any Affiliate; information subject to protection under the Uniform Trade Secrets Act, as adopted by the State of Oklahoma, or to any comparable protection afforded by applicable law; or

         (d) any other confidential information which either Williams or any Affiliate or any customer or supplier of Williams or any Affiliate may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential.

         (e) Notwithstanding the foregoing, Confidential Information shall not include: (i) information that is or becomes generally known through no fault of Executive; (ii) information received from a third party outside of Williams that was disclosed without a breach of any confidentiality obligation; or (iii) information approved for release by written authorization of Williams.

         1.20 "Consummation Date" means the date on which a Reorganization transaction is consummated.

         1.21 "Disability" means any medically determinable physical or mental impairment of Executive that:

         (a) has lasted for a continuous period of not less than (i) six months or (ii) such longer period, if any, that is available to Executive under his Employer's policies relating to the continuation of employee status after the onset of disability, as such policies are applicable to other peer executives of the Employer immediately prior to the Change Date,

         (b) can be expected to be permanent or of indefinite duration, and

         (c) renders Executive substantially unable to perform his duties.

The Employer shall provide or cause to be provided Executive or his legal representative, as applicable, (i) written notice in accordance with Section 9.7 of the intention of Executive's employer to terminate his employment for Disability and (ii) a certification of Executive's Disability by a physician selected by the Employer or its insurers, subject to the consent of Executive or his legal representative, which consent shall not be unreasonably withheld or delayed. Executive's employment shall terminate effective on the 30th day (the "Disability Effective Date") after his receipt of such notice unless, before the Disability Effective Date, he shall have resumed the full-time performance of his duties.

         1.22 "Disability Effective Date" -- see the definition of "Disability".

         1.23 "Employer" means Williams or, if Executive is not employed directly by Williams, the Subsidiary that from time to time employs Executive on or after the Agreement Date, and the successor of either (provided, in the case of a Subsidiary, that such successor is also a Subsidiary).

         1.24 "ERISA" means the Employee Retirement Income security Act of 1974, as amended.

         1.25 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         1.26 "Good Reason" means a Termination of Employment by Executive in accordance with the substantive and procedural provisions of this Section.

         (a) Termination of Employment by Executive for "Good Reason" means a Termination of Employment initiated by Executive on account of any one or more of the following actions or omissions that, unless otherwise specified, occurs during a Post-Change Period:

                  (i) a material adverse reduction in the nature or scope of Executive's office, position, duties, functions, responsibilities or authority (including reporting responsibilities and authority) during a Post-Change Period other than a Merger of Equals from the most significant of those held, exercised and assigned at any time during the 90-day period immediately before the later of (x) the Change Date or (y) the Merger of Equals Cessation Date;

                  (ii) any reduction in or failure to pay Executive's annual Base Salary at an annual rate not less than 12 times the highest monthly base salary paid or payable to Executive by his Employer in respect of the 12-month period immediately before the Change Date;

                  (iii) any reduction in the Target Annual Bonus which Executive may earn determined as of the Change Date or failure to pay Executive's Annual Bonus on terms substantially equivalent to those provided to peer executives of the Employer;

                  (iv) a material reduction of Executive's aggregate compensation and/or aggregate benefits from the amounts and/or levels in effect on the Change Date, unless such reduction is part of a Policy applicable to peer executives of the Employer and of any successor entity;

                  (v) required relocation during a Post-Change Period other than a Post-Merger of Equals Period of more than 50 miles of (A) Executive's workplace, or (B) the principal offices of the Employer or its successor (if such offices are Executive's workplace), in each case without the consent of Executive; provided, however, in both cases of
         (A) and (B) of this subsection (v), such new location is farther from Executive's residence than the prior location;

                  (vi) the failure at any time of a successor to Executive's Employer explicitly to assume and agree to be bound by this Agreement; provided, however, that the failure of a business unit or the Employer, which has been sold, spun-off or otherwise disaggregated by the Employer, to assume this Agreement during a Post-Merger of Equals Period shall not qualify as Good Reason for purposes of this clause
         (vi); or

                  (vii) the giving of a Notice of Consideration pursuant to
         Section 2.2(b)(ii) or Section 2.2(d) and the subsequent failure to terminate Executive for Cause and within a period of 90 days thereafter in compliance with all of the substantive and procedural requirements of Section 2.2;

         (b) Notwithstanding anything in this Agreement to the contrary, no act or omission shall constitute grounds for "Good Reason":

                  (i) Unless Executive gives a Notice of Termination to Williams and the Employer 30 days prior to his intent to terminate his employment for Good Reason which describes the alleged act or omission giving rise to Good Reason; and

                  (ii) Unless such Notice of Termination is given within 90 days of Executive's first actual knowledge of such act or omission, or if such act or omission would not constitute Good Reason during a Post-Merger of Equals Period, unless Executive's Termination Date is within 90 days after the first date on which he first obtained actual knowledge of the fact that no Merger of Equals has occurred or that a Merger of Equals Cessation has occurred; and

                  (iii) Unless Williams or the Employer fails to cure such act or omission within the 30 day period after receiving the Notice of Termination; and

                  (iv) If Executive has consented in writing to such act or omission in a document that makes specific reference to this Section.

         1.27 "Gross-Up Payment" -- see Section 3.1.

         1.28 "including" means including without limitation.

         1.29 "IRS" means the Internal Revenue Service of the United States of America.

         1.30 "Legal and Other Expenses" -- see Section 4.1.

         1.31 "Lump Sum Value" of an annuity payable pursuant to a defined benefit plan means, as of a specified date, the present value of such annuity, as determined as of such date, under generally accepted actuarial principles using (a) the applicable interest rate, mortality tables and other methods and assumptions that the Pension Benefit Guaranty Corporation ("PBGC") would use in determining the value of an immediate annuity on the Termination Date or (b) if such interest rate and mortality assumptions are no longer published by the PBGC, interest rate and mortality assumptions determined in a manner as similar as practicable to the manner by which the PBGC's interest rate and mortality assumptions were determined immediately prior to the PBGC's cessation of publication of such assumptions; provided, however, that if such defined benefit plan provides for a lump sum distribution, then "Lump Sum Value" shall mean such lump sum amount.

         1.32 "Merger of Equals" means, as of any date, a Reorganization Transaction that, notwithstanding the fact that such transaction may also qualify as a Change in Control, satisfies all of the conditions set forth in subsections (a), (b) and (c) below:

         (a) less than 65%, but not less than 50%, of the common stock of the Surviving Corporation outstanding immediately after the consummation of the Reorganization Transaction, together with Voting Securities representing less than 65%, but not less than 50%, of the combined voting power of all Voting Securities of the Surviving Corporation outstanding immediately after such consummation shall be owned, directly or indirectly, by the persons who were the owners directly or indirectly of the common stock and Voting Securities of Williams immediately before such consummation in substantially the same proportions as their respective direct or indirect ownership, immediately before such consummation, of the common stock and Voting Securities of Williams, respectively; and

         (b) Williams Incumbent Directors (determined using the date immediately preceding the Consummation Date as the baseline date) shall, throughout the period beginning on the Consummation Date and ending on the second anniversary of the Consummation Date, continue to constitute not less than 50% of the members of the Board; and

         (c) the person who was the Chief Executive Officer of Williams immediately prior to the Consummation Date shall serve as the Chief Executive Officer of the Surviving

Corporation at all times during the period commencing on the Consummation Date and ending on the first anniversary of the Consummation Date;

provided, however, that a Reorganization Transaction that qualifies as a Merger of Equals shall cease to qualify as a Merger of Equals (a "Merger of Equals Cessation") and shall instead qualify as a Change in Control that is not a Merger of Equals from and after the first date during the Post-Change Period (such date, the "Merger of Equals Cessation Date") as of which any one or more of the following shall occur for any reason:

                  (i) any condition of subsection (a) of this Section shall for any reason not be satisfied immediately after the consummation of the Reorganization Transaction; or

                  (ii) as of the close of business on any date on or after the Consummation Date and before the second anniversary of the Change Date, any condition of subsections (a) and/or (b) of this Section shall not be satisfied; or

                  (iii) on any date prior to the first anniversary of the Consummation Date, Williams shall make a filing with the SEC, issue a press release, or make a public announcement to the effect that the Chief Executive Officer of Williams has resigned or will resign or be terminated, other than on account of a scheduled retirement, or Williams is seeking or intends to seek a replacement for the then-Chief Executive Officer of Williams, whether such resignation, termination or replacement is to become effective before or after such first anniversary of the Consummation Date.

Williams shall give Executive written notice, in accordance with Section 9.7, of any Merger of Equals Cessation and the applicable Merger of Equals Cessation Date as soon as practicable after the Merger of Equals Cessation Date.

         1.33 "Merger of Equals Cessation Date" - see the definition of "Merger of Equals."

         1.34 "Merger of Equals Cessation Notice" means a written notice given in accordance with Section 9.7 by the Employer to notify Executive of the facts and circumstances of a Merger of Equals Cessation, including the Merger of Equals Cessation Date.

         1.35 "Non-Qualified Plan" means any deferred compensation plan, program, policy, practice or procedure (including a SERP) that is not qualified under Section 401(a) of the Code, and which is sponsored by Williams, the Employer, or the Surviving Corporation.

         1.36 "Notice of Consideration" -- see Section 2.2(b)(ii).

         1.37 "Notice of Termination" means a written notice of a Termination of Employment given in accordance with Section 9.7 that sets forth (a) the specific termination provision in this Agreement relied on by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

         1.38 "Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

         1.39 "Post-Change Period" means the period commencing on the Change Date and ending on the earlier of the Termination Date or the second anniversary of the Change Date.

         1.40 "Post-Merger of Equals Period" means the period commencing on the Consummation Date that qualifies as a Merger of Equals and ending on the second anniversary of such Consummation Date or, if sooner, the Merger of Equals Cessation Date.

         1.41 "Potential Parachute Payment" - see Section 3.1.

         1.42 "Pro-rata Annual Bonus" means, in respect of an Employer's fiscal year during which the Termination Date occurs, an amount equal to the product of Executive's Target Annual Bonus (determined as of the Termination Date) multiplied by a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the Termination Date, and the denominator of which equals 365.

         1.43 "Reorganization Transaction" -- see clause (c) of the definition of "Change in Control".

         1.44 "Restricted Shares" means shares of restricted stock, restricted stock units, deferred stock or similar awards.

         1.45 "SEC" means the United States Securities and Exchange Commission.

         1.46 "Section" means, unless the context otherwise requires, a section of this Agreement.

         1.47 "SERP" means a supplemental executive retirement plan that is a Non-Qualified Plan.

         1.48 "Stock Options" means stock options, stock appreciation rights or similar awards.

         1.49 "Subsidiary" means an Affiliate with respect to which Williams owns, directly or indirectly, Voting Securities representing more than 50% of the aggregate voting power of the then-outstanding Voting Securities. Status as a Subsidiary shall cease if Williams ceases own, directly, or indirectly, more than 50% of such aggregate voting power.

         1.50 "Surviving Corporation" means the corporation resulting from a Reorganization Transaction or, if securities representing at least 50% of the aggregate voting power of all Voting Securities of such resulting corporation are directly or indirectly owned by another corporation, such other corporation.

         1.51 "Target Annual Bonus" means, as of any date, the amount equal to the product of Executive's Base Salary determined as of such date multiplied by the percentage of such Base

Salary to which Executive would have been entitled immediately prior to such date under any Annual Bonus arrangement for the fiscal year for which the Annual Bonus is awarded if the performance goals established pursuant to such Annual Bonus were achieved at the 100% level as of the end of the fiscal year; provided, however, that if Executive's Annual Bonus is discretionary and no 100% target level is formally established either under the Annual Bonus arrangement or otherwise, Executive's "Target Annual Bonus" shall mean the amount equal to the 50% of Executive's Base Salary.

         1.52 "Taxes" means federal, state, local and other income, employment and other taxes.

         1.53 "Termination Date" means the date of the receipt of the Notice of Termination by Executive (if such notice is given by Executive's Employer) or by Executive's Employer (if such notice is given by Executive), or any later date, not more than 30 days after the giving of such notice, specified in such notice; provided, however, that:

         (a) Executive's employment is terminated by reason of death or Disability, the Termination Date shall be the date of Executive's death or the Disability Effective Date, as applicable, regardless of whether a Notice of Termination has been given; and

         (b) if no Notice of Termination is given, the Termination Date shall be the last date on which Executive is employed by an Employer;

         (c) if Notice of Termination is given during a Post-Merger of Equals Period, then the Termination Date shall be deemed to be in the Post-Merger of Equals Period, whether or not a Merger of Equals Cessation date occurs prior to the Termination Date; and

         (d) for purposes of Article VI (Restrictive Covenants) if the Executive does not have a Termination of Employment, the Termination Date shall be the later of the date the entity that employs Executive ceases to be a Subsidiary, or, after a Disaggregation (as defined in Section 1.54), the date Executive's employment with the successor business unit terminates, whether such termination is initiated by such successor or by Executive.

         1.54 "Termination of Employment" means, in respect of Executive, any cessation of Executive's employment with Williams and its Subsidiaries, whether such cessation occurs (a) on the initiative of the Employer or Executive or (b) by reason of the death of Executive; provided that for the purposes of Article II, (i) the mere cessation of a Subsidiary's status as a Subsidiary shall not effect a Termination of Employment, and (ii) if the Executive's cessation of employment with Williams and its Subsidiaries is effected through a sale, spin-off or other disaggregation ("Disaggregation") by Williams or an Affiliate of the business unit (including but not limited to the Subsidiary) which employed Executive immediately prior to such Disaggregation ("Transfer"), whether such Disaggregation occurs before or after a Change in Control, and if Executive is employed in substantially the same position (without regard to reporting obligations) by the successor to such business unit immediately following the Transfer, then the Disaggregation shall not be deemed to effect a "Termination of Employment," nor shall a subsequent termination of employment or job restructuring with such business unit after the Disaggregation be deemed to effect a "Termination of Employment."

         1.55 "Voting Securities" of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

         1.56 "Williams" -- see the introductory paragraph of this Agreement.

         1.57 "Williams Incumbent Directors" means, determined as of any date by reference to any baseline date:

         (a) the members of the Board on the date of such determination who have been members of the Board since such baseline date, and

         (b) the members of the Board on the date of such determination who were appointed or elected after such baseline date and whose election, or nomination for election by stockholders of Williams or the Surviving Corporation, as applicable, was approved by a vote or written consent of two-thirds (or by a simple majority for purposes of subsection (b) of the definition of "Merger of Equals") of the directors comprising the Williams Incumbent Directors on the date of such vote or written consent, but excluding each such member whose initial assumption of office was in connection with (i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (ii) a "tender offer" (as such term is used in Section 14(d) of the Exchange Act), (iii) a proposed Reorganization Transaction, or (iv) a request, nomination or suggestion of any Beneficial Owner of Voting Securities representing 20% or more of the aggregate voting power of the Voting Securities of Williams or the Surviving Corporation, as applicable.

         1.58 "Williams Parties" means Williams and Executive's Employer.

         1.59 "Work Product" means all ideas, inventions and business plans that Executive makes, conceives, discovers or develops alone or with others during the course of Executive's employment with Williams or during the one year period following Executive's Termination Date, including any inventions, modifications, discoveries, developments, improvements, computer programs, processes, products or procedures (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights).

                                  ARTICLE II.

              WILLIAMS' OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

         2.1 If by Executive for Good Reason or by an Employer Other Than for Cause or Disability. If Executive has a Termination of Employment for Good Reason or there is an Employer-initiated Termination of Employment of the Executive for any reason other than Cause or Disability during the Post-Change Period, then Williams' and the Employer's sole obligations to Executive under this Article II shall be as follows:

         (a) Severance Payments. Executive shall be paid a lump-sum cash amount equal to the sum of the following, no more than ten (10) business days after the Termination Date (provided, however, such lump-sum amount shall be paid no more than 30 business days after a Termination Date that occurs during a Post-Merger of Equals Period):

                  (i) Accrued Obligations. All Accrued Obligations;

                  (ii) Prorated Annual Bonus for Year of Termination. Executive's Pro-rata Annual Bonus reduced (but not below zero) by the amount of any Annual Bonus paid to Executive with respect to the Employer's fiscal year during which the Termination Date occurs;

                  (iii) Deferred Pensions and Pension Enhancements. Subject to the proviso following subsection (iii)(D), the sum of:

                           (A) all vested amounts previously deferred by or
                  accrued to the benefit of Executive under any defined benefit or defined contribution Non-Qualified Plans, together with any vested accrued earnings thereon, to the extent that such amounts and earnings have not been previously paid, under the terms of such Non-Qualified Plan,

                           (B) all unvested amounts previously deferred by or
                  accrued to the benefit of Executive under any defined benefit or defined contribution Non-Qualified Plans, together with any unvested accrued earnings on vested or unvested deferred amounts, to the extent that such amounts and earnings have not been previously paid and will not be provided under the terms of such Non-Qualified Plan,

                           (C) an amount equal to the sum of the value of the
                  unvested portion of Executive's accounts or accrued benefits under any defined contribution plan qualified under Section 401(a) of the Code maintained by the Williams Parties as of the Termination date and forfeited by Executive due to Termination of Employment

                           (D) an amount equal to the positive difference, if
                  any, between (1) and (2), where:

                                    (1) is the sum of the Lump-Sum Values that
                           would be payable to Executive under any defined benefit Non-Qualified Plan (in which Executive was a participant) calculated as if Executive (I) had attained as of the Termination Date an age that is up to three years greater than Executive's actual age, and (II) accrued a number of years of service (or, in the case of a cash balance-type plan, a number of years' worth of additional allocations based on compensation as of the Termination Date) that is up to three years greater than the number of years of service actually accrued by (or the number of years' worth of additional allocations actually credited to) Executive as of the Termination Date; provided that
                           (x) in the case of both I and II above, such additional years of age and/or service and/or allocations (if any) shall be added only if and to the extent that Executive's benefit is greater with such additional years than without such additional years,
                           (y) years of service and/or allocations credited under (x) shall be taken into account for purposes of determining the amount of such benefits, entitlement to (but not commencement of) early retirement benefits, and all other purposes of such defined benefit plans, and (z) such years of service and/or allocations credited under (x) shall be in addition to the number of additional years of service or allocations (if any) credited to Executive pursuant to any other agreement between a Williams Party and the Executive;

                           and

                                    (2) is the Lump Sum Value of the aggregate
                           amounts paid or payable to Executive under such defined benefit Non-Qualified Plan;

         provided that if the Termination Date occurs during a Post-Merger of Equals Period, payment of the amounts described in subsections (iii)(A) and (iii)(D) shall be postponed and such amounts shall be paid to Executive the later of the date payable pursuant to the terms of the applicable plan, or after (but no more than ten (10) business days after) the Merger of Equals Cessation Date, if any; and

                  (iv) Multiple of Salary and Bonus. An amount equal to three (3.0) times the sum of (A) Base Salary plus (B) the Target Annual Bonus, each determined as of the Termination Date; provided, however, that any reduction in Executive's Base Salary or Target Annual Bonus that would qualify as Good Reason shall be disregarded for this purpose.

         (b) Stock Incentive Awards. If the Termination Date occurs during any portion of a Post-Change Period that does not also qualify as a Post-Merger of Equals Period, on Executive's Termination Date, (i) all of Executive's Stock Options then outstanding shall immediately become fully vested and remain exercisable until the 18-month anniversary of the Termination Date (or such later date as may be provided in the applicable award agreement) or, if earlier, the option expiration date for any such Stock Option, and (ii) all of Executive's Restricted Shares then outstanding shall immediately become fully vested and nonforfeitable.

         (c) Continuation of Welfare Benefits.

                  (i) During the lesser of the period during which Executive or a qualifying beneficiary (as defined in Section 607 of the Employee Retirement Income Security Act of 1974, as amended) has in effect an election for post-termination continuation coverage or conversion rights to welfare benefits under applicable law, including Section 4980 of the Code ("COBRA"), or the period ending on the 18-month anniversary of the Termination Date ("Severance

         Period"), Executive (or, if applicable, the qualifying beneficiary) shall be entitled to such coverage at an out-of-pocket premium cost that does not exceed the out-of-pocket premium cost applicable to similarly situated active employees (and their eligible dependents); provided, however, that if Executive is eligible to retiree benefits provided under any welfare benefit plan, program, policy, practice or procedure of the Williams Parties, Executive shall be entitled to receive such retiree benefits in lieu of the COBRA coverage provided by this Section 2.1(c).

                  (ii) For purposes of determining eligibility for (but not the time of commencement of) such retiree benefits, Executive shall be considered to have attained an age that is three years greater than Executive's actual age.

         (d) Outplacement. Executive shall be reimbursed for reasonable fees and costs for outplacement services incurred by Executive within six (6) months after the Termination Date, promptly upon presentation of reasonable documentation of such fees and costs, subject to a maximum of $25,000.

         (e) Indemnification. Executive shall be indemnified and held harmless by Williams and the Employer on the same terms as other peer executives and to the greatest extent permitted under applicable law as the same now exists or may hereafter be amended and the Employer's and Williams's by-laws as such exist on the Agreement Date if Executive was, is, or is threatened to be, made a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that Executive is or was, or had agreed to become, a director, officer, employee, agent or fiduciary of the Employer or any other entity which Executive is or was serving at the request of the Employer or Williams ("Proceeding"), against all expenses (including reasonable attorneys' fees) and all claims, damages, liabilities and losses incurred or suffered by Executive or to which Executive may become subject for any reason. A Proceeding shall not include any proceeding to the extent it concerns or relates to a matter described in Section 4.1 (concerning reimbursement of certain costs and expenses). Upon receipt from Executive of (i) a written request for an advancement of expenses, which Executive reasonably believes will be subject to indemnification hereunder and (ii) a written undertaking by Executive to repay any such amounts if it shall ultimately be determined that Executive is not entitled to indemnification under this Agreement or otherwise, the Employer shall advance such expenses to Executive or pay such expenses for Executive, all in advance of the final disposition of any such matter.

         (f) Directors' and Officers' Liability Insurance. For a period of six years after the Termination Date (or for any known longer applicable statute of limitations period), the Executive shall be entitled to coverage under a directors' and officers' liability insurance policy in an amount no less than, and on the same terms as those provided to peer executive officers and directors of the Employer.

         2.2 If by the Employer for Cause.

         (a) Termination for Cause. If Executive has a Termination of Employment for Cause during the Post-Change Period, the Williams Parties' sole obligation to Executive under this Article II shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.

         (b) Change in Control that is not a Merger of Equals: Procedural Requirements for Termination for Cause. For any Termination of Employment for Cause during any part of a Post-Change Period that is not a Post-Merger of Equals Period, the Williams Parties shall strictly observe each of the following substantive and procedural provisions:

                  (i) The Board shall call a meeting for the stated purpose of determining whether Executive's acts or omissions satisfy the requirements of the definition of "Cause" and, if so, whether to terminate Executive's employment for Cause.

                  (ii) Not less than 15 days prior to the date of such meeting, the Board shall provide or cause to be provided Executive and each member of the Board written notice (a "Notice of Consideration") of (A) a detailed description of the acts or omissions alleged to constitute Cause, (B) the date of such meeting of the Board, and (C) Executive's rights under clauses (iii) and (iv) below.

                  (iii) Executive shall have the opportunity to appear before the Board in person and, at Executive's option, with legal counsel, and/or present to the Board a written response to the Notice of Consideration.

                  (iv) Executive's employment may be terminated for Cause only if (A) the acts or omissions specified in the Notice of Consideration did in fact occur and such actions or omissions do constitute Cause as defined in this Agreement, (B) the Board, by affirmative vote of at least 66 2/3 of its members (excluding Executive's vote), makes a specific determination to such effect and to the effect that Executive's employment should be terminated for Cause ("Cause Determination"), and (C) Williams thereafter provides Executive with a Notice of Termination that specifies in specific detail the basis of such Termination of Employment for Cause and which Notice shall be consistent with the reasons set forth in the Notice of Consideration.

         Nothing in this Section 2.2(b) shall preclude the Board, by majority vote, from suspending Executive from his duties, with pay, at any time.

         (c) Change in Control that is not a Merger of Equals: Standard of Review. In the event that the existence of Cause shall become an issue in any action or proceeding between Executive, on the one hand, and any one or more of the Williams Parties on the other hand, the Williams Parties, as applicable, shall, notwithstanding the Cause Determination, have the burden of establishing that the actions or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause and that the Williams Parties have satisfied all applicable substantive and procedural requirements of this Section.

         (d) Merger of Equals Procedures and Standards. If the Notice of Consideration is given during any portion of a Post-Change Period that also qualifies as a Post-Merger of Equals Period, Sections 2.2(b) and (c) shall apply as modified below:

                  (i) Executive shall have the opportunity to present to the Board a written response to the Notice of Consideration, but shall not have the right to appear in person or by counsel before the Board; and

                  (ii) The Cause Determination shall require the affirmative vote of a simple majority of the members of the Board.

                  (iii) In the event that the existence of Cause shall become an issue in any action or proceeding between Executive, on the one hand, and any one or more of the Williams Parties, on the other hand, the Cause Determination shall be final and binding on all parties.

         2.3 If by a Participant Other Than for Good Reason. If Executive has a Termination of Employment initiated by the Executive during the Post-Change Period other than for Good Reason, Disability or death, the sole obligation of the Williams Parties to Executive under this Article II shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.

         2.4 If by Death or Disability. If Executive dies during the Post-Change Period or if Executive has a Termination of Employment during the Post-Change Period by reason of Executive's Disability, the Williams Parties' sole obligation to Executive under this Article II shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.

         2.5 Waiver and Release. Notwithstanding anything herein to the contrary, no Williams Party shall have any obligation to Executive under Articles II and/or III unless and until Executive executes a release and waiver of Williams, the Employer and Affiliates, in substantially the same form as attached hereto as Exhibit A, or as otherwise mutually acceptable.

         2.6 Breach of Covenants. If a court determines that Executive has breached any non-competition, non-solicitation, non-disparagement, confidential information or intellectual property covenant entered into at any time between Executive (on the one hand) and Williams, the Employer, or any Affiliate (on the other hand), including the Restrictive Covenants in Article VI, (a) no Williams Party shall have any obligation to pay or provide any severance or benefits under Articles II and/or III, (b) all of Executive's unexercised Stock Options shall terminate as of the date of the breach, (c) all of Executive's Restricted Stock shall be forfeited as of the date of the breach, (d) Executive shall reimburse a Williams Party for any amount already paid under Articles II and/or III, and (e) Executive shall repay to the Company an amount equal to the aggregate "spread" (as defined below) on all Stock Options exercised in the one year period prior to the first date on which Executive breached any such covenant ("Breach Date"). For purposes of this Section 2.6, "spread" in respect of any Stock Option shall mean the product of the number of shares as to which such Stock Option has been exercised during the one year period prior to the Breach Date multiplied by the difference between the closing price of the common stock on the exercise date (or if the common stock did not trade on the New York Stock Exchange on the exercise date, the most recent date on which the common stock did so trade) and the exercise price of the Stock Options.

                                  ARTICLE III.

                     CERTAIN ADDITIONAL PAYMENTS BY WILLIAMS

         3.1 Gross-Up Payment. If at any time or from time to time, it shall be determined by the Employer's independent auditors that any payment or other benefit to Executive pursuant to Article II of this Agreement or otherwise ("Potential Parachute Payment") is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local, foreign or other law ("Excise Taxes"), then the Employer shall, pursuant to Section 3.2, pay or cause to be paid a tax gross-up payment ("Gross-Up Payment") with respect to all such Excise Taxes and other Taxes on the Gross-Up Payment.

         3.2 Gross-Up Payment. The Gross-Up Payment shall be an amount equal to the product of

         (a) The amount of the Excise Taxes,

                  multiplied by

         (b) A fraction (the "Gross-Up Multiple"), the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the lesser of (i) the sum, expressed as a decimal fraction, of the effective marginal rates of any Taxes and any Excise Taxes applicable to the Gross-Up Payment or (ii) .80, it being intended that the Gross-Up Multiple shall in no event exceed five (5.0). If different rates of tax are applicable to various portions of a Gross-Up Payment, the weighted average of such rates shall be used.

The Gross-Up Payment is intended to compensate Executive for all such Excise Taxes and any other Taxes payable by Executive with respect to the Gross-Up Payment. The Employer shall pay or cause to be paid the Gross-Up Payment to Executive within thirty (30) days of the calculation of such amount, but in no event after Executive makes payment to the IRS of such Excise Taxes.

         3.3 Limitation on Gross-Up Payments. To the extent possible, any payments or other benefits to Executive pursuant to Article II of the Agreement shall be allocated as consideration for restrictive covenants applicable to Executive.

         3.4 Additional Gross-up Amounts. If, for any reason, the Employer's independent auditors later determine that the amount of Excise Taxes payable by Executive is greater than the amount initially determined pursuant to Section 3.2, then the Employer shall, subject to Section 3.3 and 3.5, pay Executive, within thirty (30) days of such determination, or pay to the IRS as required by applicable law, an amount (which shall also be deemed a Gross-Up Payment) equal to the product of:

         (a) the sum of (i) such additional Excise Taxes and (ii) any interest, penalties, expenses or other costs incurred by Executive as a result of having taken a position in accordance with a determination made pursuant to Sections
3.2 or 3.5,

                  multiplied by

         (b) the Gross-Up Multiple.

         3.5 Amount Increased or Contested.

         (a) Executive shall notify all Williams Parties in writing (a "Participant's Notice") of any claim by the IRS or other taxing authority (an "IRS Claim") that, if successful, would require the payment by Executive of Excise Taxes in respect of Potential Parachute Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Section 3.2. Executive's Notice shall include the nature and amount of such IRS Claim, the date on which such IRS Claim is due to be paid (the "IRS Claim Deadline"), and a copy of all notices and other documents or correspondence received by Executive in respect of such IRS Claim. Executive shall give Executive's Notice as soon as practicable, but no later than the earlier of (i) 10 days after Executive first obtains actual knowledge of such IRS Claim or (ii) five days before the IRS Claim Deadline; provided, however, that any failure to give Executive's Notice shall affect the Williams Parties' obligations under this Article only to the extent that a Williams Party is actually prejudiced by such failure. If at least one business day before the IRS Claim Deadline the Employer shall:

                  (i) deliver to Executive a written certificate from the Employer's independent auditors ("Company Certificate") to the effect that, notwithstanding the IRS Claim, the amount of Excise Taxes, interest or penalties payable by Executive is either zero or an amount less than the amount specified in the IRS Claim,

                  (ii) pay to Executive, or to the IRS as required by applicable law, an amount (which shall also be deemed a Gross-Up Payment) equal to difference between the product of (A) amount of Excise Taxes, interest and penalties specified in the Company Certificate, if any, multiplied by (B) the Gross-Up Multiple, less the portion of such product, if any, previously paid to Executive by the Employer, and

                  (iii) direct Executive pursuant to Section 3.5(d) to contest the balance of the IRS Claim,

then Executive shall pay only the amount, if any, of Excise Taxes, interest and penalties specified in the Company Certificate. In no event shall Executive pay an IRS Claim earlier than 30 business days after having given Executive's Notice (or, if sooner, the IRS Claim Deadline).

         (b) At any time after the payment by Executive of any amount of Excise Taxes, other Taxes or related interest or penalties in respect of Potential Parachute Payments (including any such amount equal to or less than the amount of such Excise Taxes specified in any

Company Certificate, or IRS Claim), any Williams Party may in its discretion require Executive to pursue a claim for a refund (a "Refund Claim") of all or any portion of such Excise Taxes, other Taxes, interest or penalties as may be specified by the Williams Party in a written notice to Executive.

         (c) If a Williams Party notifies Executive in writing that a Williams Party desires Executive to contest an IRS Claim or to pursue a Refund Claim, Executive shall:

                  (i) give the Williams Party all information that it reasonably requests in writing from time to time relating to such IRS Claim or Refund Claim, as applicable,

                  (ii) take such action in connection with such IRS Claim or Refund Claim (as applicable) as the Williams Party reasonably requests in writing from time to time, including accepting legal representation with respect thereto by an attorney selected by the Williams Party, subject to the approval of Executive (which approval shall not be unreasonably withheld or delayed),

                  (iii) cooperate with the Williams Party in good faith to contest such IRS Claim or pursue such Refund Claim, as applicable,

                  (iv) permit the Williams Party to participate in any proceedings relating to such IRS Claim or Refund Claim, as applicable, and

                  (v) contest such IRS Claim or prosecute Refund Claim (as applicable) to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Williams Party may from time to time determine in its discretion.

         The Williams Party shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause Executive to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service or other taxing authority in respect of such IRS Claim or Refund Claim (as applicable); provided that (A) any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive relating to the IRS Claim is limited solely to such IRS Claim, (B) the Williams Party's control of the IRS Claim or Refund Claim (as applicable) shall be limited to issues with respect to which a Gross-Up Payment would be payable, and (C) Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority.

         (d) Any Williams Party may at any time in its discretion direct Executive to (i) contest the IRS Claim in any lawful manner or (ii) pay the amount specified in an IRS Claim and pursue a Refund Claim; provided, however, that if a Williams Party directs Executive to pay an IRS Claim and pursue a Refund Claim, the Williams Party shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest or penalties, imposed with respect to such advance.

         (e) The Williams Party shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by the Williams Party or Executive in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such payment of costs and expenses.

         3.6 Refunds. If, after the receipt by Executive or the IRS of any payment or advance of Excise Taxes or other Taxes by any Williams Party, Executive receives any refund with respect to such Excise Taxes, Executive shall (subject to the Employer complying with any applicable requirements of Section 3.5) promptly pay the Williams Party which paid the Gross-Up Payment the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by any Williams Party pursuant to Section 3.5 or receipt by the IRS of an amount paid by a Williams Party on behalf of Executive pursuant to Section 3.5, a determination is made that Executive shall not be entitled to any refund with respect to such claim and a Williams Party does not notify Executive in writing of its intent to contest such determination within 30 days after the Williams Parties receive written notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid. Any contest of a denial of refund shall be controlled by Section 3.5(d).

                                  ARTICLE IV.

                              EXPENSES AND INTEREST

         4.1 Legal and Other Expenses.

         (a) If Executive incurs legal fees or other expenses (including expert witness and accounting fees) in an effort to determine, secure, preserve, establish entitlement to, or obtain benefits under this Agreement (collectively, "Legal and Other Expenses"), Executive shall, regardless of the outcome of such effort, be entitled to payment of or reimbursement for such Legal and Other Expenses in accordance with Section 4.1(b).

         (b) All Legal and Other Expenses shall be paid or reimbursed on a monthly basis within 10 days after presentation of Executive's written request for reimbursement accompanied by evidence that such Legal and Other Expenses were incurred.

         (c) If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by one or more of the Williams Parties, hereunder, and such parties establish before a court of competent jurisdiction that Executive had no reasonable basis for his claim hereunder, or for his response to such parties' claim hereunder, or acted in bad faith, no further payment of or reimbursement for Legal and Other Expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously paid or reimbursed hereunder with respect to such claim.

         4.2 Interest. If an amount due is not paid to Executive under this Agreement within five business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at a annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

                                   ARTICLE V.

                            NO SET-OFF OR MITIGATION

         5.1 No Set-off by Williams. Executive's right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no setoff, counterclaim, recoupment, or other claim, right or action that any Williams Party may have against Executive or others, except as expressly provided in this Section. Notwithstanding the prior sentence, any Williams Party shall have the right to deduct any amounts outstanding on any loans or other extensions of credit to Executive from a Williams Party from Executive's payments and other benefits (if any) provided for under this Agreement. Time is of the essence in the performance by the Williams Parties of their respective obligations under this Agreement.

         5.2 No Mitigation. Executive shall not have any duty to mitigate the amounts payable by any Williams Party under this Agreement by seeking new employment or self-employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive's employment by another employer or self-employment.

                                  ARTICLE VI.

                              RESTRICTIVE COVENANTS

         6.1 Confidential Information. The Executive acknowledges that in the course of performing services for Williams and its Affiliates, Executive may create (alone or with others), learn of, have access to and receive Confidential Information. The Executive recognizes that all such Confidential Information is the sole and exclusive property of Williams and its Affiliates or of third parties which Williams or Affiliate is obligated to keep confidential, that it is Williams' policy to keep all such Confidential Information confidential, and that disclosure of Confidential Information would cause damage to Williams and its Affiliates. The Executive agrees that, except as required by the duties of Executive's employment with Williams or any of its Affiliates and except in connection with enforcing the Executive's rights under this Agreement or if compelled by a court or governmental agency, in each case provided that prior written notice is given to Williams, Executive will not, without the written consent of Williams, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information obtained during his employment with the Williams or its Affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside Williams, and will not use the Confidential Information or permit its use for the benefit of Executive or any other Person other than Williams or its Affiliates. These obligations shall continue during and after the termination of Executive's employment for any reason and for so long as the Confidential Information remains Confidential Information.

         6.2 Non-Competition. During the period beginning on the Agreement Date and ending on the first anniversary of the Termination Date, regardless of the reason for Executive's Termination of Employment, Executive agrees that without the written consent of Williams Executive shall not at any time, directly or indirectly, in any capacity:

         (a) engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business; provided, however, that after the Executive's Termination of Employment, this Section 6.2 shall not preclude Executive from (i) being an employee of, or consultant to, any business unit of a Competitive Business if
(A) such business unit does not qualify as a Competitive Business in its own right and (B) Executive does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business, or (ii) with the approval of Williams, being a consultant to, an advisor to, a director of, or an employee of a Competitive Business; or

         (b) make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business. Nothing in this subsection (b) shall, however, restrict Executive from making an investment in any Competitive Business if such investment does not (i) represent more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) give Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, or (iii) create a conflict of interest between Executive's duties to Williams and its Affiliates or under this Agreement and his interest in such investment.

         6.3 Non-Solicitation. During the period beginning on the Agreement Date and ending on the first anniversary of the Termination Date, regardless of the reason for Executive's Termination of Employment, Executive shall not, directly or indirectly:

         (a) other than in connection with the good-faith performance of his duties as an officer of Williams or its Affiliates, cause or attempt to cause any employee or agent of Williams or an Affiliate to terminate his or her relationship with Williams or an Affiliate;

         (b) employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, of any employee or agent of Williams or an Affiliate (other than by Williams or its Affiliates), or cause or attempt to cause any Person to do any of the foregoing;

         (c) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of Williams or an Affiliate, if such business is or will be a Competitive Business; or

         (d) interfere with the relationship of Williams or an Affiliate with, or endeavor to entice away from Williams or an Affiliate, any Person who or which at any time during the period commencing one year prior to the Termination Date was or is, to the Executive's knowledge, a material customer or material supplier of, or maintained a material business relationship with, Williams or an Affiliate.

         6.4 Intellectual Property.

         (a) During the period of Executive's employment with Williams and any Affiliate, and thereafter upon Williams' request, regardless of the reason for Executive's Termination of Employment, Executive shall disclose immediately to Williams all Work Product that: (i) relates to the business of Williams or any Affiliate or any customer or supplier to Williams or an Affiliate or any of the products or services being developed, manufactured, sold or otherwise provided by Williams or an Affiliate or that may be used in relation therewith; or (ii) results from tasks or projects assigned to Executive by Williams or an Affiliate; or (iii) results from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by Williams or an Affiliate. Executive agrees that any Work Product shall be the property of Williams and, if subject to copyright, shall be considered a "work made for hire" within the meaning of the Copyright Act of 1976, as amended. If and to the extent that any such Work Product is not a "work made for hire" within the meaning of the Copyright Act of 1976, as amended, Executive hereby assigns to Williams all right, title and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of Executive.

         (b) Williams hereby notifies Executive that the preceding Section 6.4(a) does not apply to any inventions for which no equipment, supplies, facility, or trade secret information of Williams or an Affiliate was used and which was developed entirely on the Executive's own time, unless: (i) the invention relates (a) to the business of Williams or an Affiliate, or (b) to the actual or demonstrably anticipated research or development of Williams or any Affiliate, or (ii) the invention results from any work performed by the Executive for Williams or any Affiliate.

         (c) Executive agrees that upon disclosure of Work Product to Williams, Executive will, during employment and at any time thereafter, at the request and cost of Williams, execute all such documents and perform all such acts as Williams or an Affiliate (or their respective duly authorized agents) may reasonably require: (i) to apply for, obtain and vest in the name of Williams alone (unless Williams otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to prosecute or defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection, or otherwise in respect of the Work Product.

         (d) In the event that Williams is unable, after reasonable effort, to secure Executive's execution of such documents as provided in Section 6.4(c), whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints Williams and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution, issuance and protection of letters patent, copyright and other intellectual property protection with the same legal force and effect as if personally executed by Executive.

         6.5 Non-Disparagement.

         (a) Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that Williams and/or any of its Affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful or improper conduct, whether relating to Executive's employment (or the termination thereof), the business or operations of Williams, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the business or reputation of Williams and/or any of its Affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.

         (b) Williams agrees not to authorize any statement, observation or opinion, or communicate any information (whether oral or written, direct or indirect) that (i) accuses or implies that Executive engaged in any wrongful, unlawful or improper conduct relating to Executive's employment or termination thereof with Williams, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the reputation of Executive.

         (c) Nothing herein shall be deemed to preclude Executive or Williams from providing truthful testimony or information pursuant to subpoena, court or other similar legal process.

         6.6 Reasonableness of Restrictive Covenants.

         (a) Executive acknowledges that the covenants contained in this Agreement are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect Williams' legitimate interests in its Confidential Information, its proprietary work, and in its relationships with its employees, customers and suppliers.

         (b) Williams has, and the Executive has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained herein will not deprive Executive of the ability to earn a livelihood or to support his or her dependents.

         (c) Executive understands he is bound by the terms of this Article VI, whether or not he receives severance payments under the Agreement or otherwise.

         6.7 Right to Injunction: Survival of Undertakings.

         (a) In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by this Agreement, Executive and Williams agree that it would be impossible to measure solely in money the damages which Williams would suffer if Executive were to breach any of his obligations hereunder. Executive acknowledges that any breach of any provision of this Agreement would irreparably injure Williams. Accordingly, Executive agrees that if he breaches any of the provisions of this

Agreement, Williams shall be entitled, in addition to any other remedies to which Williams may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of this Agreement, and Executive hereby waives any right to assert any claim or defense that Williams has an adequate remedy at law for any such breach.

         (b) If a court determines that any covenant included in this Article VI is unenforceable in whole or in part because of such covenant's duration or geographical or other scope, such court shall have the power to modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable.

         (c) All of the provisions of this Agreement shall survive any Termination of Employment of the Executive, without regard to the reasons for such termination. Notwithstanding Section 2.6, in addition to any other rights it may have, neither Williams nor any Affiliate shall have any obligation to pay or provide severance or other benefits (except as may be required under the Employee Retirement Income Security Act of 1974, as amended) after the Termination Date if the Executive has breached any of Executive's obligations under this Agreement.

                                  ARTICLE VII.

                            NON-EXCLUSIVITY OF RIGHTS

         7.1 Waiver of Certain Other Rights. To the extent that Executive shall have received severance payments or other severance benefits under any other plan, program, policy, practice or procedure or agreement of any Williams Party prior to receiving severance payments or other severance benefits pursuant to
Article II, the severance payments or other severance benefits under such other plan, program, policy, practice or procedure or agreement shall reduce (but not below zero) the corresponding severance payments or other benefits to which Executive shall be entitled under Article II. To the extent that Executive accepts payments made pursuant to Article II, he shall be deemed to have waived his right to receive a corresponding amount of future severance payments or other severance benefits under any other plan, program, policy, practice or procedure or agreement of any Williams Party. To the extent that Executive accepts payments with respect to a Non-Qualified Plan under Section 2.1, Executive shall be deemed to have waived his right to receive duplicate payments or benefits under any Non-Qualified Plan of any Williams Party that have been accrued as of the Termination Date.

         7.2 Other Rights. Except as expressly provided in Section 7.1 and as provided in the Recitals to this Agreement, this Agreement shall not prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan, program, policy, practice or procedure provided by a Williams Party and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with a Williams Party. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, program, policy, practice or procedure and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such plan, program, policy, practice or procedure or applicable law except as expressly modified by this Agreement.

         7.3 No Right to Continued Employment. Nothing in this Agreement shall guarantee the right of Executive to continue in employment, and Williams and the Employer retain the right to terminate the Executive's employment at any time for any reason or for no reason.

                                 ARTICLE VIII.

                                CLAIMS PROCEDURES

         8.1 Filing a Claim.

         (a) Each individual eligible for benefits under this Agreement ("Claimant") may submit his application for benefits ("Claim") to Williams (or to such other person as may be designated by Williams) in writing in such form as is provided or approved by Williams. A Claimant shall have no right to seek review of a denial or benefits, or to bring any action in any court to enforce a Claim, prior to his filing a Claim and exhausting his rights to review under Sections 8.1 and 8.2.

         (b) When a Claim has been filed properly, it shall be evaluated and the Claimant shall be notified of the approval or the denial of the Claim within 30 days after the receipt of such Claim. A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice shall contain (i) the specific reasons for the denial, (ii) references to pertinent provisions of this Agreement on which the denial is based, (iii) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material or information is necessary, and (iv) the Claimant's right to seek review of the denial.

         8.2 Review of Claim Denial. If a Claim is denied, in whole or in part, or if a Claim is neither approved nor denied within the 30-day period specified
Section 8.1(b), the Claimant shall have the right at any time to (a) request that Williams (or such other person as shall be designated in writing by Williams) review the denial or the failure to approve or deny the Claim, (b) review pertinent documents, and (c) submit issues and comments in writing. Within 30 days after such a request is received, Williams shall complete its review and give the Claimant written notice of its decision. Williams shall include in its notice to Claimant the specific reasons for its decision and references to provisions of this Agreement on which its decision is based.

                                  ARTICLE IX.

                                  MISCELLANEOUS

         9.1 No Assignability. This Agreement is personal to Executive and without the prior written consent of Williams shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

         9.2 Successors. This Agreement shall inure to the benefit of and be binding upon Williams and its successors and assigns. Williams will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Williams (or the Employer during any Post-Change Period other than a Post-Merger of Equals Period) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Williams (or, if applicable, the Employer) would be required to perform it if no such succession had taken place. Any successor to the business or assets of Williams (or any Employer) which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with Williams (or the Employer) under this Agreement as if such successor were Williams (or the Employer). If Executive's employment is transferred from Williams to a Subsidiary, or from a Subsidiary to Williams or another Subsidiary, the rights and obligations of the Employer (determined prior to such transfer) shall automatically become the rights and obligations of the Employer (determined immediately following such transfer), without requiring the consent of Executive.

         9.3 Payments to Beneficiary. If Executive dies before receiving amounts to which Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to one or more beneficiaries designated in writing by Executive (each, a "Beneficiary"). If none is so designated, the Executive's estate shall be his or her Beneficiary.

         9.4 Non-Alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

         9.5 Severability. If any one or more Articles, Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid. Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Article, Section or other portion to the fullest extent possible while remaining lawful and valid.

         9.6 Amendments. This Agreement shall not be amended or modified except by written instrument executed by Williams and Executive.

         9.7 Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand, by nationally-recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                          If to Executive, to Executive at his most recent home address on file with Williams.

                          If to Williams or the Employer:

                          The Williams Companies, Inc.
                          One Williams Center
                          Tulsa, Oklahoma 74172
                          Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

         9.8 Joint and Several Liability. In the event that the Employer incurs any obligation to Executive pursuant to this Agreement, such Employer, Williams and each Subsidiary, if any, of which such Employer is a subsidiary shall be jointly and severally liable with such Employer for such obligation.

         9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

         9.10 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Oklahoma, without regard to its choice of law principles, except to the extent preempted by federal law.

         9.11 Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

         9.12 Number and Gender. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

         9.13 Tax Withholding. Williams may withhold from any amounts payable under this Agreement or otherwise payable to Executive any Taxes Williams determines to be required under applicable law or regulation and may report all such amounts payable to such authority as is required by any applicable law or regulation.

         9.14 No Rights Prior to Change Date. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not entitle Executive to any compensation, severance or other payments or benefits of any kind prior to a Change Date.

         9.15 Entire Agreement. This Agreement contains the entire understanding of Williams and Executive with respect to its subject matter.

         IN WITNESS WHEREOF, Executive and The Williams Companies, Inc. have executed this Change in Control Severance Agreement ________________, 2002.

                                    EXECUTIVE


                                    -----------------------------------------


                                    THE WILLIAMS COMPANIES, INC.


                                    By:
                                        -------------------------------------
                                    Title:
                                           ----------------------------------

                                    EXHIBIT A
       THE WILLIAMS COMPANIES, INC. CHANGE IN CONTROL SEVERANCE AGREEMENT
                               WAIVER AND RELEASE

                           [ATTACH Waiver and Release]